Exhibit 3.2

LIMITED PARTNERSHIP AGREEMENT

OF

PES LOGISTICS PARTNERS, L.P.

This LIMITED PARTNERSHIP AGREEMENT (this “Agreement”), dated July 10, 2014, of PES Logistics Partners, L.P. (the “Partnership”) is entered into by and among PES Logistics GP, LLC, a Delaware limited liability company, as general partner of the Partnership (the “General Partner”), PES Holdings, LLC, a Delaware limited liability company (“Holdings”), and PESRM Holdings, LLC, a Delaware limited liability company (“PESRM Holdings”), as limited partners of the Partnership.  Each of Holdings and PESRM Holdings is sometimes referred to herein as a “Limited Partner” and, collectively, as the “Limited Partners”.

ARTICLE I
DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.4, as amended or restated from time to time.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“Partner” means the General Partner or any Limited Partner.

“Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.

ARTICLE II
ORGANIZATIONAL MATTERS

2.1          Formation.  Subject to the provisions of this Agreement, the General Partner and the Limited Partners have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act.  The General Partner and the Limited Partners hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

2.2          Name.  The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “PES Logistics Partners, L.P.”.

2.3          Registered Office; Registered Agent; Principal Office in the United States; Other Offices.  The registered office of the Partnership in the State of Delaware shall be the initial registered office designated in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by law.  The registered agent of the Partnership in the State of Delaware shall be the initial registered agent designated in the Certificate of Limited Partnership or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law.  The registered office of the Partnership in the United States shall be at the place specified in the Certificate of Limited Partnership, or such other place(s) as the General Partner may designate from time to time.  The Partnership may have such other offices as the General Partner may determine appropriate.

2.4          Organizational Certificate.  The Partnership was organized as a Delaware limited partnership by the filing of a certificate of limited partnership in the office of the Secretary of State of the State of Delaware on June 4, 2014.  The General Partner shall file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

2.5          Partnership Interests.  Effective as of the date hereof, (i) the General Partner shall have a 0.0% Percentage Interest, in the form of a non-economic general partner interest, (ii) Holdings shall have a 99.99% Percentage Interest, in the form of a limited partner interest and (iii) PESRM Holdings shall have a 0.01% Percentage Interest, in the form of a limited partner interest.

ARTICLE III
PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV
CAPITAL CONTRIBUTIONS

Simultaneously herewith, and as consideration for the issuance of partnership interests described in Section 2.5, Holdings has contributed to the Partnership $999.90 in cash and PESRM Holdings has contributed to the Partnership $0.10 in cash.

ARTICLE V
CAPITAL ACCOUNTS; ALLOCATIONS

5.1          Capital Accounts.  The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

5.2          Allocations.  For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto; provided that, in any case where there is a difference between the fair market value of an asset and such asset’s adjusted tax basis at the time of such asset’s contribution, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such asset shall be allocated among the Partners to take into account the disparities between the fair market value and the adjusted tax basis with respect to such asset in accordance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations issued pursuant thereto using the “remedial method” under Treasury Regulation Section 1.704-3(d).

5.3          Distributions.  From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate.  The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership.  In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities.  All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE VI
MANAGEMENT AND OPERATION OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner. The Limited Partner shall not have any power to control or manage the Partnership.

ARTICLE VII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

The Limited Partners shall have no liability under this Agreement.

ARTICLE VIII
TAXES

8.1          Tax Returns.  The General Partner shall cause to be prepared and timely filed (on behalf of the Partnership) all federal, state and local tax returns required to be filed by the Partnership, including making all elections on such tax returns.  The Partnership shall bear the costs of the preparation and filing of its returns.

8.2          Tax Characterization.  The Partnership and the Partners acknowledge that, for federal income tax purposes, the Partnership will be classified as a partnership pursuant to Treasury Regulation §301.7701-3.

ARTICLE IX
DISSOLUTION AND LIQUIDATION

9.1          Dissolution.  The Partnership shall terminate and be dissolved only upon (i) the written consent of the Partners, (ii) upon the sale of all or substantially all of the assets of the Partnership outside the ordinary course of the Partnership’s business, or (iii) the happening of any other event causing the dissolution or termination of the Partnership as a limited partnership under the laws of the State of Delaware.  Dissolution of the Partnership shall be effective on the day on which the event giving rise to the dissolution occurs.  A certificate of cancellation shall be filed under the Delaware Act upon the dissolution and the completion of winding up of the Partnership, provided however, that the Partnership shall not terminate until the assets of the Partnership have been distributed as provided in Article V.

9.2          Liquidation.  As soon as practical after the dissolution of the Partnership, the General Partner shall prepare a plan as to whether and in what manner the assets of the Partnership shall be liquidated.

ARTICLE X
AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partners and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE XI
GENERAL PROVISIONS

11.1        Addresses and Notices.  Any notice to the Partnership, the General Partner or any Limited Partner shall be deemed given if received by such entity in writing at the principal office of the Partnership located at:

1735 Market Street, 10th Floor

Philadelphia, Pennsylvania 19103

Attn: General Counsel

11.2        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

11.3        Integration.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

11.4        Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

11.5        Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partners as of the date first set forth above.

GENERAL PARTNER:

PES Logistics GP, LLC,
a Delaware limited liability company

By:	/s/ John B. McShane
Name: John B. McShane
Authorized Person

LIMITED PARTNERS:

PES Holdings, LLC,
a Delaware limited liability company

By:	/s/ John B. McShane
Name: John B. McShane
Authorized Person

PESRM Holdings, LLC,
a Delaware limited liability company

By:	/s/ John B. McShane
Name: John B. McShane
Authorized Person

Signature Page to Limited Partnership Agreement of PES Logistics Partners, L.P.